Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors  Public Service Company of New Mexico:
We consent to the use of our report dated March 2, 2020, with respect to the consolidated balance sheets of Public Service Company of New Mexico and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of earnings, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement Schedule II – Valuation and Qualifying Accounts, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Albuquerque, New Mexico  May 13, 2020